UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT
   Pursuant to Section 13 OR 15(d) of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported)   December 14, 2004


                         SELAS CORPORATION OF AMERICA
            (Exact name of registrant as specified in its charter)



Pennsylvania                          1-5005                    23-1069060
(State or other jurisdiction        (Commission                (IRS Employer
 of incorporation)                  File Number)             Identification No.)


                    1260 Red Fox Road, Arden Hills, MN 55112
               (Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code  (651) 636-9770

                                 Not Applicable
     (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(C) under the Exchange Act (17CFR240.13e-4(c))



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Item 1.01 Entry into a Material Definitive Agreement.

In an effort to ensure the Company retains its executive officers, on December 14, 2004 the Company entered into a change of control or asset sale agreement with each of Mark S. Gorder, Chief Executive Officer and Robert F. Gallagher, Chief Financial Officer. The agreements call for payments of two years base salary and unpaid bonus, if any, to Messrs. Gorder and Gallagher should there be a change of control or asset sale as defined in the agreements and Messrs. Gorder or Gallagher are not retained for a period of at least one year following such change of control or asset sale. Under the agreements, all stock options granted to Messrs. Gorder or Gallagher shall vest immediately and be exercisable in accordance with the terms of such stock options. The Company also agreement that if it enters into an agreement to sell substantially all of its assets, it will obligate the buyer to fulfill its obligations pursuant to the agreements. The agreements terminate, except to the extent that any obligation remains unpaid, upon the earlier of termination of Messrs. Gorder or Gallagher's employment prior to a change of control or asset sale for any reason or the termination of Messrs. Gorder or Gallagher after a change of control or asset sale for any reason other than by involuntary termination as defined in the agreements.

         In addition, the Company entered into a separation agreement with Mr. Gerald H. Broecker, the Company's former Vice President on December 14, 2004. Under the agreement, the Company will pay an equivalent to Mr. Broecker's share of the premiums for medical and dental insurance through November 8, 2005. The Company agreed to retain Mr. Broecker as an independent consultant for consultation and assistance regarding any transition issues (hereinafter the "Consulting Services"). This independent contractor relationship will commence immediately after the expiration of the revocation period stipulated in the agreement and end on November 8, 2005, ("Consulting Period") except that Mr. Broecker may terminate the consulting relationship at any time for any reason prior to November 8, 2005, with one (1) month written notice. During the Consulting Period, Mr. Broecker will provide up to 500 hours of Consulting Services as requested by the Company. In consideration for services during the Consulting Period, the Company will pay Mr. Broecker a retainer of $10,500 per month. The Company will pay Mr. Broecker any accrued salary plus compensate Mr. Broecker for unused and accrued vacation time to which Mr. Broecker was entitled as of his resignation date. Mr. Broecker retains all stock options under the Company's stock option plans that vested or became exercisable prior to his resignation date and he is able to exercise these options in accordance with such stock option plans during a period of not more than 90 days after his resignation date (but in no event after the expiration date set forth in such option), after which date such options shall expire; provided, however, that he is entitled to exercise in full (a) options to purchase 6,000 shares granted to him on December 19, 2000 and (b) options to purchase 5,000 shares granted to him on July 26, 2004, in each case on or prior to December 31, 2006, after which date such options shall expire. For a period of one year, following the end of the Consulting Period, Mr. Broecker agreed not to compete with the Company and its subsidiaries.

Item 5.02 Departure of Directors or Principal Officers or Election or Appointment of Directors or Principal Officers

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At the December 14, 2004 Board of Directors meeting, Mr. Frederick L. Bissinger, age 93, announced his retirement from the Board of Directors effective immediately. The Board determined it will not replace Mr. Bissinger's Board position in the foreseeable future.

Item 9.01.  Financial Statements and Exhibits

            (c) Exhibits

                     99.1 Termination agreement following change of control or asset sale between the Company and Mark S. Gorder dated December 14, 2004
                     99.2 Termination agreement following change of control or asset sale between the Company and Robert F. Gallagher dated December 14, 2004
                     99.3  Separation Agreement between the Company and
                           Gerald H. Broecker dated December 14, 2004


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                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        Selas Corporation of America




                                        By: /s/ Mark S. Gorder
                                           ------------------------------
                                           Mark S. Gorder
                                           President and Chief Executive Officer
                                           (principal executive officer)



Date: December 20, 2004


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                                EXHIBIT INDEX



   99.1 Termination agreement following change of control or asset sale between the Company and Mark S. Gorder dated December 14, 2004
   99.2 Termination agreement following change of control or asset sale between the Company and Robert F. Gallagher dated December 14, 2004
   99.3 Separation Agreement between the Company and Gerald H. Broecker dated December 14, 2004